EXHIBIT 10.3
CONSULTING AGREEMENT

This Consulting Agreement ("Agreement"), effective as of 8:00 am on May 18, 2016 ("Effective Date"), is made by and between Emergent BioSolutions Inc. ("Emergent"), having its principal office at 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879, and  John E. Niederhuber, M.D. ("Consultant"), having his principal office at **** ********** *****, *******, ** *****.  Emergent and Consultant are hereinafter referred to individually as "Party" or collectively as the "Parties".  The Parties hereby agree as follows:

WHEREAS, Emergent plans to spin-off its biosciences business (the "Spin-off") to create a separate, independent public company to be named Aptevo Therapeutics Inc. ("Aptevo").

WHEREAS, it is anticipated that Consultant will cease to be a member of the Emergent board of directors prior to Emergent's 2016 annual meeting of shareholders and will become a member of the Aptevo board of directors upon the effectiveness of the Spin-off.

WHEREAS, Emergent desires to retain the services of Consultant to provide evaluative services, expert advice and guidance, general strategy recommendations, and other similar assistance regarding industry products, technology platforms, and research and development programs as may be reasonably requested from time to time by the Scientific Review Committee of the Emergent Board of Directors.

WHEREAS, it is further desired that the Consultant be able to maintain the status of "independent director" (as defined by the rules of the NASDAQ Stock Market LLC) of Aptevo, notwithstanding this Agreement.

NOW, THEREFORE, in consideration of the foregoing and subject to the covenants and conditions set forth herein, the Parties agree as follows:

1. Services; Orders. Beginning on the Effective Date, Consultant agrees to perform certain services ("Services") for Emergent as mutually agreed from time to time in a fully-executed work order or purchase order (each, an "Order"), substantially similar to the form attached hereto as Exhibit A.  Each Order shall identify the Services to be performed, the person(s) providing Services, applicable milestones and deliverables, and the fees and maximum compensation.  If Consultant is requested or required to perform work beyond the Services necessarily contemplated by or specifically set forth in an applicable Order, any such additional work and an appropriate adjustment to amounts payable shall be negotiated in good faith and mutually agreed upon in writing prior to the performance thereof.  If any Affiliate of Emergent enters into an Order with Consultant, for purposes of such Order and this Agreement "Emergent" shall mean and refer to such Affiliate, and "Parties" shall mean and refer to such Affiliate and Consultant.  "Affiliate" shall mean any direct or indirect, current or future subsidiary of a Party, or any other entity controlled by, under common control with, or which controls such Party.  "Control" shall mean direct or indirect possession of at least fifty percent (50%) of another entity's voting equity (or other comparable interest for a non-corporation), or the power to direct or cause the direction of the management or policies of such entity whether through ownership of securities, by contract or otherwise.  Unless otherwise explicitly noted in an Order, this Agreement supersedes any provision of any Order or other document that is inconsistent with this Agreement.  "Representatives" shall mean the members, principals, directors, shareholders, officers, employees, agents, Affiliates and advisors of a Party.

2. Federally-funded Services.  In the event that Emergent uses a Federal grant or contract as the source of funding for any Services, Emergent shall notify Consultant and may require, as a condition of such grant or contract and for continued eligibility for such federal funding, that the Parties comply with additional contract provisions, including certain clauses of the Federal Acquisitions Regulation, agency supplements, policy directives or other terms and conditions ("Flowdown Provisions").  Emergent shall have the right to include applicable Flowdown Provisions in the relevant Order, and Consultant shall comply with such Flowdown Provisions.  If Flowdown Provisions require Emergent to submit detailed and certified cost or pricing data for Consultant's performance of Services, Consultant shall promptly provide and certify such non-proprietary data as is reasonably required to permit Emergent to comply with the Flowdown Provisions.  Consultant shall also provide any other cost or pricing data as is required for Consultant to comply with the Flowdown Provisions.  Notwithstanding any indemnification provision(s) of this Agreement to the contrary, unless otherwise specified in the applicable Order, Consultant shall indemnify and hold harmless Emergent for any cost or price reduction effected by the Federal Government, to the extent caused by (a) certified cost or pricing data submitted by Consultant or its permitted subcontractors that is not accurate, current or complete as certified by Consultant, or (b) the failure of Consultant or its permitted subcontractors to disclose and consistently follow applicable cost accounting practices and standards or otherwise comply with the Flowdown Provisions (including any regulations promulgated by the Cost Accounting Standards Board).

3. Performance Standards.  Services shall be provided in accordance with the terms of this Agreement, specific requirements of the Order, and best industry standards applicable thereto. Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services.  In performing the Services, the amount of time devoted by Consultant on any given day will be entirely within Consultant's control, and Emergent will rely on Consultant to put in the amount of time as is necessary to satisfactorily provide the Services. Consultant shall (a) provide the facilities and supplies necessary to perform Services unless otherwise specified in an applicable Order, (b) report to the authorized contact(s) identified in the applicable Order or such other person(s) as Emergent or its Affiliates may designate from time to time in writing, (c) provide Emergent with deliverables and reports described in the applicable Order or such other reports as Emergent or its Affiliates may from time to time request, and (d) not subcontract with or otherwise engage or consult any third party to provide Services or any part thereof without Emergent's prior written consent.

4. Payment.  Emergent shall compensate Consultant for Services rendered based on invoices submitted by Consultant under the applicable Order and in accordance with the terms of this Agreement and any Order.  All invoices shall reference the Emergent Accounting Codes designated in the applicable Order.  Invoices shall be payable within forty-five (45) days of receipt by Emergent.  Payment of an invoice shall be in full compensation for the corresponding Services performed unless expressly otherwise agreed in writing by the Parties.  Consultant shall not receive employee benefits (such as paid vacation, sick leave or any insurance benefits) from Emergent even if Consultant is physically situated at Emergent's offices.  Consultant shall be fully responsible for payment of all income taxes, social security taxes, and for any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid to Consultant by Emergent under this Agreement, and Consultant shall indemnify and hold harmless Emergent from and against any such tax or payment.

5. Expenses.  Unless otherwise set forth in an applicable Order, Emergent shall reimburse Consultant for out-of-pocket expenses reasonably incurred in the performance of Services in addition to the compensation detailed in the applicable Order.  Consultant shall submit monthly invoices detailing and categorizing expenses incurred during the immediately preceding month and shall provide supporting documentation as reasonably required by Emergent.  Expenses shall not be marked up.  Unless otherwise provided in the applicable Order, all travel must be in accordance with Emergent's policy, including, but not limited to, Emergent's Corporate Travel, Food and Lodging Policy.  This Agreement relates to the provision of Services only, and Consultant shall not purchase equipment, goods, software or other tangible or intangible property for which it will seek reimbursement from Emergent without Emergent's express, prior written authorization.

6. Confidential Information.  Consultant acknowledges that this Agreement creates a confidential relationship between the Parties, and that, in order to perform the Services, Consultant or its employees may need to have access to certain commercially valuable, proprietary, and non-public information that Emergent considers to be Confidential Information ("Confidential Information") means any and all written, oral, electronic, graphic or other information relating directly or indirectly to Emergent, or its Affiliates, or the business, products, markets, customers, suppliers, condition (financial or otherwise), operations, assets, liabilities, results of operations, cash flows or prospects of Emergent or its Affiliates that is delivered, disclosed or furnished by or on behalf of Emergent or its Affiliates to Consultant or its Representatives whether before, on or after the Effective Date hereof, or which Consultant or its Representatives otherwise learns or obtains, through observation or through analysis of such information, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by Consultant or its Representatives to the extent such material contains, reflects or is directly based upon, in whole or in part, such information.  Confidential Information may include, without limitation, technical information, business plans, identification or characterization of biological or other materials, results and/or design of experiments or preclinical or clinical testing, know-how, trade secrets, methods, methodologies, designs, specifications, clinical protocols, data, inventions, improvements, intellectual properties, devices, processes, procedures, financial analysis, accounting policies and procedures, employee staffing, employee compensation and benefits, manuals and marketing and advertising strategies disclosed directly or indirectly by Emergent or its Affiliates to Consultant (whether prepared by Emergent or its Representatives). The existence, terms and conditions of this Agreement, any Work Product (as defined below), and any communications related to the Services shall also be considered Confidential Information. Consultant agrees to keep confidential and not, without the prior written consent of Emergent, publish, disclose to any third party or use (except for purposes of performance under this Agreement) any Confidential Information. The obligations of this paragraph do not pertain to information which is generally known or hereafter becomes generally known to the public through no fault of Consultant.  Consultant shall promptly return all Confidential Information (including any copies thereof) to Emergent upon completion of the Term (as defined below) or upon Emergent's request.  Consultant shall be entitled to disclose Confidential Information as required by applicable law, regulation or court order only to the extent necessary to comply therewith; provided, however, Consultant shall provide Emergent an opportunity to seek to prevent disclosure of, or to obtain a protective order for, such Confidential Information by giving advance written notice of such required disclosure; provided further, that Consultant shall make such required disclosures in consultation with Emergent and shall cooperate with Emergent in connection with efforts to obtain any protective order or other remedy.

7. Ownership of Work Product. The Parties recognize that it is unlikely that Consultant will develop any inventions during the Term. However, it is expected that Consultant will prepare documents and information on behalf of Emergent, and it is expected that Consultant will work closely with scientific staff. Consequently, and for removal of any doubt, Consultant shall promptly disclose to Emergent in writing all data, information, documents, know-how, materials and inventions relating to or arising out of Services ("Work Product"), and agrees that all right, title, and interest in and to the Work Product shall belong to and be the property of Emergent.  Consultant does hereby assign, transfer, and convey to Emergent and its successors and assigns all its rights, title and interest in and to the Work Product and shall promptly do and ensure that its Representatives do all acts and sign all documents necessary to perfect Emergent's rights, title, and interest in and to such Work Product as shall be requested by Emergent (at Emergent's expense). All documents and materials prepared by Consultant in the performance of Services constitute works-for-hire and shall belong to and be the exclusive property of Emergent, and shall be surrendered by Consultant to Emergent upon request.

8. Independent Contractor.  With respect to the subject matter hereof, the Parties are and remain independent contractors.  This Agreement shall not be deemed to create an employer/employee relationship, joint venture, partnership, association, or agency between the Parties.  Consultant is not authorized to incur or create any obligation (express or implied) on behalf of Emergent or to bind Emergent in any manner whatsoever.

9. Term; Termination.  This Agreement is effective as of the Effective Date and shall continue in effect until the Agreement otherwise terminates under this Section ("Term"). This Agreement (or any Order, as applicable) shall terminate upon the first to occur of the following dates (the "Termination Date"): (a) June 30, 2018, (b) the date Emergent provides Consultant with written notice (setting out with particularity) that this Agreement is being terminated for "cause" where Consultant:  (i) commits any act of embezzlement, theft or fraud against Emergent; (ii) is convicted of a felony or any crime involving moral turpitude, whether or not related to Services; (iii) commits any act of gross negligence or willful misconduct; or (iv) breaches the representations, warranties or covenants contained in this Agreement; or (c) the date Consultant terminates the Agreement for convenience on not less than thirty (30) days' prior written notice. If this Agreement is terminated by Emergent under the foregoing subsection (b)(iv), in addition to any other rights or remedies available at law or in equity, Consultant will surrender any claim for payment under the Agreement and will refund any payments received under this Agreement. The provisions of Sections 4 – 7, 9, 11 – 14, and 17 shall survive the expiration or termination of this Agreement for any reason. Upon termination of this Agreement, Emergent shall have no further liability other than for payment in accordance with the terms of this Agreement for Services provided prior to the termination date.

10. Representations and Warranties.  In addition to any other representations and warranties set forth in this Agreement, Consultant represents and warrants that:  (a) Consultant will perform Services in a competent, diligent and workmanlike manner consistent with best industry standards of professional conduct; (b) Consultant has not ever been debarred, and any Consultant representative who provides any portion of the Services has not been debarred, pursuant to the United States Food, Drug and Cosmetic Act, or been excluded from any federal health care program (including Medicare or Medicaid), and Consultant will notify Emergent immediately if any of the foregoing occurs; (c) Consultant shall not use, in the performance of the Services or the creation of any Work Product, or disclose to Emergent, any confidential or proprietary information of any other person in violation of any obligation or duty that Consultant owes to the other person, and Consultant's compliance with this Section 10(c) will not restrict or impair Consultant's performance of the Services and its other obligations to Emergent; (d) Consultant has full power to enter into and fully perform this Agreement and Consultant's execution, delivery and performance of this Agreement does not violate any employment, nondisclosure, confidentiality, consulting or other agreement to which Consultant is a party or by which it may be bound; (e) in the event Consultant is employed by a third party, Consultant has verified that the Services do not present a conflict with Consultant's primary employment and that Consultant has the right and authority to enter into this Agreement and to comply with the requirements of Section 7 (Ownership of Work Product); and (f) Consultant shall maintain, at Consultant's sole cost and expense, policies of private health insurance and automobile liability insurance at commercially reasonable levels.

11. Compliance with Laws.  Consultant shall perform its duties and responsibilities hereunder in accordance with the highest standards of ethical business conduct and not engage in any acts or activities that are illegal or that may adversely affect or reflect upon the business, integrity or goodwill of Emergent.  Consultant shall take no action that it believes might cause (or be construed as causing) Emergent to be in violation of international, federal, state or local laws or regulations, or Emergent's policies and procedures.  Consultant further agrees, to the extent applicable to performance of the Services, to abide by the Emergent BioSolutions Code of Conduct & Business Ethics policy as posted on Emergent's website (see www.emergentbiosolutions.com).  Without limiting the generality of the foregoing, Consultant represents, warrants and agrees that Consultant will: (a) comply with all applicable laws, rules and regulations, including anti-bribery, anti-corruption and anti-gratuities laws or other similar laws; (b) comply with Emergent stated policies and procedures generally applicable to parties operating at Emergent's offices, including those governing safety, health, harassment, and discrimination; (c) prohibit its staff or any representatives from involvement with the payment or giving of anything of value, either directly or indirectly, to an official of any government, political party or official thereof, any candidate for foreign political office, or any official of an international organization, for the purpose of influencing an act or decision in its official capacity, or inducing that official to use influence with any government, to assist Emergent in obtaining or retaining business for or with, or directing business to, any person, or for obtaining an improper advantage; and (d) certify in writing, at such times as may be requested by Emergent, that Consultant and its Representatives understand, have complied with and are in compliance with the foregoing. Consultant will immediately advise Emergent if Consultant should learn of or have reason to believe that there has been a violation of any of the foregoing undertakings.

12. Export Control Restrictions.  Each Party agrees that information related to the development, production or use of a product, material, software or other item subject to the export control laws of the United States, the United Kingdom or other applicable jurisdiction ("Controlled Technology") will not be transferred or "released" (as that term is defined in Title 15 CFR Sec. 734.2(b)(3)) to the other Party unless and until the Party proposing to disclose such Controlled Technology notifies the prospective receiving Party that such information constitutes Controlled Technology and the prospective receiving Party agrees in writing to receive such Controlled Technology, and that any such ultimate disclosure or "release" shall be provided under a license or as may otherwise be authorized by applicable law.

13. Indemnification.  Consultant shall hold harmless and indemnify Emergent, and its Representatives, from and against any and all suits, demands, losses, damages, judgments, claims, costs (including reasonable attorneys' fees and costs) or other liabilities (including claims for personal injury or death) to the extent arising from or relating to the performance of Services under this Agreement, or the negligence, acts or omissions of Consultant or any of Consultant's Representatives.

14. Dispute Resolution.  All disputes or claims arising hereunder that cannot be resolved by the Parties shall be submitted to non-binding mediation for a period of thirty (30) days, which may be extended by written agreement of the Parties.  If such dispute is not resolved through mediation or otherwise within the specified period, either Party may pursue remedies available to it at law or in equity, subject to the terms of this Agreement.

15. [Reserved]

16. [Reserved]

17. Restriction on Insider Trading.  Emergent is a publicly traded company listed on the New York Stock Exchange and Aptevo is expected to become a publicly traded company listed on The Nasdaq Global Market.  Consultant acknowledges the existence of laws and regulations prohibiting "insider trading," including the purchase or sale of securities of a company while in the possession of material information that has not been generally disclosed in the marketplace.  Consultant acknowledges and agrees that it may have access to certain material nonpublic information of Emergent or its Affiliates, including Aptevo, as a result of the Services, and covenants and agrees that it will not engage in insider trading or disclose such information to any third parties.

18. Miscellaneous Provisions.

(a) Non-Waiver.  No delay by or omission of any Party in exercising any right, power, privilege, or remedy shall impair such right, power, privilege, or remedy or be construed as a waiver thereof.

(b) Remedies.  The rights and remedies provided in this Agreement are cumulative and are not exclusive of other rights or remedies provided by law.
(c) Notices.  Any notice hereunder shall be given by first class mail, express mail, or facsimile (followed by confirmation), addressed to the Parties at the addresses given in the preamble of this Agreement, or to such other address as a Party may later designate in writing to the other Party.  Notice of any legal action, claim or other legal matter given by Consultant to Emergent shall be directed to Emergent's General Counsel at 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879, USA.

(d) Use of Name.  Neither Party shall use the name, tradename or trademark of the other Party in a press release, advertising, publicity or promotional activity without the prior written consent of the other Party.

(e) Severability.  In the event that any section or any part of a section of this Agreement should be declared void, invalid, or unenforceable by any court of law, for any reason, such a determination shall not render void, invalid, or unenforceable any other section or any part of any other section of this Agreement and the remainder of this Agreement shall remain in full force and effect.

(f) Headings.  Headings and titles of parts and sections are for convenience only and have no interpretative significance.

(g) Assignment.  This Agreement may not be assigned by Consultant without Emergent's prior, express written consent.  Emergent may, without Consultant's written consent, assign and transfer this Agreement to any Affiliate, or to any other entity which is controlled by a Party or which controls a Party, in whole or in part, in which event Consultant agrees to continue to perform the duties and obligations according to the terms hereof to or for such assignee or transferee of this Agreement.

(h) Amendments.  No modification or amendment to this Agreement or any Order shall be effected by or result from the receipt, acceptance, signing or acknowledgement of any purchase order, quotation, invoice, shipping document or other business form containing terms or conditions different from those set forth in this Agreement or any Order, and all such additional terms and conditions are hereby specifically rejected by both Parties.

(i) Governing Law and Jurisdiction.  This Agreement and its interpretation shall be governed by the laws of Maryland without reference to its conflict of law or choice of law provisions.  Any action commenced by a Party to enforce the terms of this Agreement must be brought in the courts of the jurisdiction where the Services were primarily delivered hereunder, and the Parties hereby irrevocably consent to the jurisdiction and venue of such courts to enforce the terms of this Agreement.  The Parties expressly waive any right that they have or may have to a jury trial of any dispute arising out of or in any way related to this Agreement, or any breach thereof.

(j) Integration; Counterparts; Signatures.  This Agreement and any Orders (including any corresponding Exhibits explicitly included and made part of an Order by the Parties), constitute the entire agreement of the Parties, supersede all prior discussions, negotiations and understandings verbal and written, if any, and may only be amended or modified by a written agreement signed by both Parties.  In the event of a conflict between the terms of this Agreement and the terms of any Order, Exhibit or attachment hereto, proposal, quotation or any Consultant documentation, the terms of this Agreement shall prevail.  This Agreement may be signed in multiple identical copies, each of which shall be deemed to be an original copy, and each facsimile or electronic copy shall constitute a legally binding, enforceable document.

(k) Advice of Counsel.  EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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IN WITNESS WHEREOF, Emergent and Consultant have executed this Agreement to be effective as of the Effective Date.

EMERGENT BIOSOLUTIONS INC. By: /s/ Daniel J. Abdun-Nabi Name: Daniel J. Abdun-Nabi Title: President and Chief Executive Officer Date: 17 May 2016	JOHN E. NIEDERHUBER, M.D. /s/ John E. Niederhuber, M.D. Date: May 12, 2016

ORDER

This Order, effective as of 8:00 am on May 18, 2016 ("Effective Date"), is made by and between Emergent BioSolutions Inc. ("Emergent") and John E. Niederhuber, M.D. ("Consultant"), and is an "Order" under the Consulting Agreement dated as of the Effective Date, between Emergent and Consultant ("Agreement").  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

1.
Description of Services:  To provide evaluative services, expert advice and guidance, general strategy recommendations, and other similar assistance regarding industry products, technology platforms, and research and development programs as may be reasonably requested from time to time by the Scientific Review Committee of the Emergent Board of Directors.

2.	Period of Performance: Effective Date – Termination Date (as defined in Section 9 of the Agreement)

3. Person(s) providing Services: John E. Niederhuber, M.D.

4.	Reports: Consultant shall provide Emergent with such reports as may be requested by Emergent or its representative(s) from time to time.

5. Fees, Maximum Compensation and Expenses:

➢	Fees: $2,000 per calendar quarter.

➢	Equity Compensation:

o	Consultant will be granted 2,000 Restricted Stock Units ("RSUs") under the Third Amended and Restated Emergent BioSolutions Inc. 2006 Stock Incentive Plan on the Effective Date;
o	Consultant will be granted 2,000 additional RSUs on the first anniversary of the Effective Date; and
o	All RSUs shall vest on the first anniversary of the date of grant.

➢	Maximum Compensation: $2,000 per calendar quarter, provided that the reimbursement of reasonable and customary business expenses shall be excluded from this maximum compensation amount.

➢	Expenses: Reimbursable in accordance with the terms of the Agreement

6.	Invoicing and Payment: Invoices shall be sent and payments made in accordance with the terms of the Agreement, and the following shall apply:

➢	Manner/Location for Payments: First-class mail to primary business address
➢	Accounting Codes (Must be noted on invoices for payment to be processed):
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➢	Emergent Address for Invoices: Emergent BioSolutions Inc.
400 Professional Drive, Suite 400
Gaithersburg, MD 20879
Attention:  Accounts Payable

7. Contacts: Consultant: John E. Niederhuber, M.D.
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Emergent: A.B. Cruz III
Phone:  240.631.3230,
 Email:  cruzab@ebsi.com

Emergent BioSolutions Inc.
400 Professional Drive, Suite 400
Gaithersburg, MD  20879

IN WITNESS WHEREOF, the Parties have executed this Order as of the Effective Date.

EMERGENT BIOSOLUTIONS INC. By: /s/ Daniel J. Abdun-Nabi Name: Daniel J. Abdun-Nabi Title: President and Chief Executive Officer Date: 17 May 2016	JOHN E. NIEDERHUBER, M.D. /s/ John E. Niederhuber, M.D. Date: May 12, 2016